Exhibit 10.4

Employment Agreement

This EMPLOYMENT AGREEMENT (the "Agreement') is entered into as of November 23, 2021, by and between Pish Posh Baby LLC, a Delaware limited liability company (the '‘Company”), and Chaim Birnbaum (“Executive”).

WHEREAS, the Company recognizes that the Executive has had and is expected to continue to have a critical and essential role in guiding the Company and in developing the Company’s business;

WHEREAS, the Executive is expected to make major contributions to the stability, growth and financial strength of the Company;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

WHEREAS, in consideration of the Executive’s employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement;

WHEREAS, as of the date of this Agreement, the Company wishes to continue Executive’s service as a Chief Operating Officer under the terms of an employment agreement on the terms set forth herein, which shall supersede all previous agreements regarding Executive’s employment by the Company; and

WHEREAS, the Executive desires to be employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Position and Duties.

(a)       The Executive shall serve as the Chief Operating Officer (“COO”) of the Company reporting to the Company’s manager and upon any change of corporate form to a corporation to the Board of Directors (the “Board” Prior to any change in corporate form, the manager of the Company shall be deemed the Board for the purposes of this Agreement). The Executive shall primarily work out of the Company main office.

(b)       The Company agrees to propose to the shareholders of the Company at each appropriate meeting of such shareholders during the Term and any Renewal Term, the election and reelection of the Executive as a member of the Board. Provided the Executive is elected by the shareholders to the Board, the Executive shall be appointed Chairman of the Board. In addition, without further compensation, the Executive shall serve as a director or officer of one or more of the Company’s subsidiaries or affiliates if so elected or appointed from time to time.

(c)       The Executive shall have such duties, authority and responsibilities as are consistent with the role of COO and as may be set forth in the governing documents of the Company. For purposes of the applicability of the Company compensation plans to the Executive, Executive shall be considered an "employee.” Executive shall devote a substantial amount of his business time to the performance of his duties hereunder, but such requirement shall not prevent Executive from (i) serving as a member of the board of directors of unaffiliated companies, (ii) serving on civic, charitable, educational, religious, public interest or public service boards, (iii) managing the Executive’s personal and family investments, and (iv) engaging in or having an ownership interest in other businesses. In addition, the Executive has disclosed, in writing, to the Company his involvement in entities and investments other than the Company (collectively, the “Outside Activities”). The Company shall permit the Executive to continue to engage in the Outside Activities provided that the Executive agrees to disclose to the Board, in writing, any actual or potential conflict of interest arising out of any such Outside Activity and no such Outside Activity materially interferes with Executive’s ability to perform his responsibilities hereunder.

2.             Term. This Agreement and Executive’s employment hereunder shall be for an initial term of three (3) calendar years commencing on the date hereof (the “Effective Date”) and ending on December 31, 2023 (the “Expiration Date”), unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the “Term"). Thereafter, this Agreement be subject to renewal pursuant to the mutual agreement of the parties. In the event of renewal, the last day of each Renewal Term shall be deemed the new Expiration Date.

3.	Compensation and Related Matters.

(a)       Base Salary. The Executive’s annual base salary shall be $200,000 for 2021, $225,000 for 2022, and $250,000 for 2023, less applicable withholdings (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time. The Base Salary shall be prorated for partial years

(b)       Annual Bonus. For each year, the Executive shall receive a cash bonus in the amount of to be determined by the Board based on the Company’s performance.

(c)       Long Term Incentive Plan. The Executive shall be entitled to participate in all bonus or other compensation programs adopted by the Company and applicable generally to senior executives of the Company.

(d)      Equity Incentive Plan. The Executive shall be awarded shares of common stock of the Company, subject to vesting conditions, as determined by the Board. Additionally, the Executive shall be entitled to participate in any and all plans providing for awards of equity or instruments convertible into equity adopted by the Company and applicable generally to other senior executives of the Company.

(e)       Business Expenses. The Company shall promptly reimburse the Executive for all reasonable and necessary business-related expenses incurred in connection with the performance of the Executive’s duties hereunder in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers, provided that the Executive furnishes the Company with all supporting information and documentation relevant to such expenses as the Company may reasonably request.

(f)       Health Insurance. Executive shall be entitled to participate in any Company health insurance plan on the same terms and conditions as other Company senior executives are permitted to participate.

(g)      Life Insurance. To the extent practicable, the Company shall, during the Term, pay the premiums of a life insurance policy, providing coverage in the amount of $1,000,000, payable to a beneficiary chosen by Executive, which insures the life of Executive. Executive shall provide all information and cooperation reasonably necessary to obtain such life insurance policy.

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(h)      Automobile Allowance. During the Term, Executive shall receive a monthly automobile allowance in the amount of $700.00 per month for automobile-related expenses.

(i)        Retirement Plans. The Company shall make contribution to the Executive’s retirement plans (e.g. IRA or 401(k)) of up to $[RC] per year.

(j)       Other Benefits. The Executive shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company.

(k)       Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes and requirements.

3.	Termination.

(a)       Death. The Executive’s employment hereunder shall terminate upon his death.

(b)       Disability. The Company may terminate the Executive’s employment if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position as CEO, with or without a reasonable accommodation, for a period of 120 consecutive days or 180 days during any rolling consecutive 12 month period.

(c)       Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means the Executive’s: (i)willful misconduct, gross negligence, fraud, embezzlement or other material dishonesty with respect to the affairs of the Company or any of its affiliates; (ii) material failure to meet minimum performance expectations of the Board; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Company or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a material breach of this Agreement or a breach of a fiduciary duty owed to the Company, provided that any such breach, if curable, shall not constitute Cause unless the Company has provided the Executive with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within 30 days after receiving the Company’s notice (the “Cure Period’"); and (z) an opportunity to be heard before the Board with the Executive’s counsel present prior to the expiration of the Cure Period.

(d)       Termination by the Company without Cause. The Company may not terminate the Executive’s employment during any Term or Renewal Term without Cause.

(e)       Termination by the Executive. The Executive may terminate his employment at any time for any reason other than a Good Reason, upon 30 days prior written notice.

(f)        Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason by providing written notice. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Executive’s Base Salary; or (ii) the Company’s material breach of this Agreement; provided that Good Reason based on a material breach shall exist only if within 90 days of the Company’s act or omission resulting in a material breach, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within 30 days after receiving the Executive’s written notice and the Executive actually terminates his employment within the 30 days following the end of such 30-day cure period.

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(g)      Expiration. Executive’s employment shall terminate on the Expiration Date.

(h)      Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c). the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to the Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the Cure Period; (iv) if, despite the restriction against doing so under Section 4(d), the Company terminates the Executive’s employment without Cause under Section 4(d), 90 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(e), 30 days after the date on which the Executive provides the Company a written termination notice; (vii) if the Executive resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a timely written termination notice, except the Termination Date shall be the last day of the relevant 30-day cure period, if applicable; and (viii) the Expiration Date if the Executive’s employment terminates under Section 4(g).

5.	Compensation upon Termination.

(a)       Termination by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment with the Company is terminated pursuant to Section 4(c) or 4(e), the Company shall pay or provide to the Executive the following amounts through the applicable Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, and any earned but unpaid Annual Bonus (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b)      Death. If the Executive’s employment with the Company is terminated pursuant to Section 4(a), then the Executive (or his authorized representative or estate) shall be entitled to the following:

(i)       the Accrued Obligations earned through the applicable Termination Date (payable on or before the time required by law but in no event more than 30 days after the applicable Termination Date);

(ii)       a pro-rata portion of the Executive’s Annual Bonus, if any, for the fiscal year in which the Executive’s termination occurs (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company;

(iii)       vest the Executive on the applicable Termination Date for any and all previously granted outstanding equity-incentive awards subject to time-based vesting criteria as if the Executive continued to provide services to the Company for 12 months following the applicable Termination Date;

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(iv)       Subject to the Executive’s or, in the event of his death, his eligible dependents’ timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (‘‘COBRA’'), the Company shall reimburse the Executive or his eligible dependents the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code (the “Code”), the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code; and

(v)       in the case of a termination due to Disability, in addition to the aforementioned awards, continuation of the Base Salary in effect on the Termination Date until the earlier of (A) the 12 month anniversary of the Termination Date, and (B) the date Executive is eligible to commence receiving payments under the Company’s long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the long-term disability policy, the Company, through the 12 month anniversary of the Termination Date will compensate the Executive’s estate the difference in net compensation.

(c)       Termination by Disability; by the Company without Cause, by the Executive with Good Reason, or Expiration. If the Executive’s employment is terminated by the Company in breach of Section 4(b). 4(d), 4(0, or 4(g) then the Executive shall be entitled to the following:

(i)       the Accrued Obligations earned through the Termination Date (payable on or before the time required by law but in no event more than 30 days after the applicable Termination);

(ii)       severance in a single lump sum installment in amount equal to the Base Salary at the rate in effect on the Termination Date (“Severance”). The Severance is payable in twelve installment on the first of the month for each month following the Termination Date;

(iii)       the Executive shall retain all the benefits in Sections 3(f), 3(g), 3(h), and 3(j), for one year after the Termination Date;

(iv)       full vesting of the Executive in any and all outstanding previously granted equity-based incentive awards subject to time-based vesting criteria; and

(v)       subject to the Executive’s timely election of continuation coverage under COBRA, reimbursement by the Company of the monthly premium payable to continue the Executive’s and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of 18 months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

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6.	Section 409A Compliance.

(a)       All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)       To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the ‘‘Code”), the following interpretations apply to Section 5:

(i)        Any termination of the Executive’s employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l (h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-1 (h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-l (h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)       If the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b), (c) or (d) of this Agreement.

(iii)       It is intended that each installment of the payments and benefits provided under Section 5(b), (c) or (d) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.

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(iv)       Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7.	Excess Parachute Payments.

(a)       To the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986. as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in the Executive receiving a net after tax amount that exceeds the net after tax amount the Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)       If the Total Payments to the Executive are reduced in accordance with Section 7(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7(a), it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company

8.	Confidentiality and Restrictive Covenants.

(a)       Covenant Against Disclosure. All Confidential Information (defined below) relating to the Business of the Company and its affiliates is, shall be and shall remain the sole property and confidential business information of them, free of any rights of the Executive. The Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information or trade secret to third parties except as required by law, with the limited qualification that in accordance with the Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made either: (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, “Confidential Information” includes without limitation such documents as business plans, source code, documentation, financial analysis, marketing plans, customer names, customer lists, customer data, contracts and other business information, including the information of the Company and its affiliates, existing or prospective customers, clients, investors or other third parties with whom the Company and its affiliates hereto have relationships or conduct business that may be disclosed to the Executive as part of the Executive's employment. Notwithstanding anything else set forth herein, nothing in this Agreement shall be construed to prohibit Executive from reporting, without first notifying the Company or otherwise, possible violations of law or regulation to any governmental agency or entity.

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(b)      Return of Company Documents. On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof).

(c)       Further Covenant. During the Term and through the first anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i)       persuade or attempt to persuade any customer of the Company or its affiliates to cease doing business with the Company or its affiliates, or to reduce the amount of business any customer does with the Company or its affiliates;

(ii)       solicit for himself or any entity the business of a person or entity that was a customer of the Company or its affiliates within the 12 months prior to the termination of the Executive’s employment, in competition with the Company or its affiliates; or

(iii)       persuade or attempt to persuade any employee of the Company or its affiliates to leave the employ of the Company or its affiliates, or hire or engage, directly or indirectly, any individual who was an employee of the Company or its affiliates within 1 year prior to the Executive’s Termination Date.

9.             No Disparagement. During the Term and through the second anniversary of the Termination Date, the Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage the Executive. The foregoing obligations shall not be violated by truthful statements to any governmental agency or entity, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

10.	Disputes.

(a)       Any dispute or controversy arising out of or relating to this Agreement or your employment shall be brought solely in the state and federal courts having jurisdiction over Ocean County, New Jersey.

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(b)       BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(c)       In the event of any contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, the non-prevailing party in any such contest or dispute shall be liable for the attorneys' fees and costs of the prevailing party.

11.           Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

12.           Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

13.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.           Survival. The provisions of this Agreement shall survive the termination of this Agreement or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.           Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices,

If to Executive:	Charlie Birnbaum
877-747-4767
EmaiI: charlie@pishposhbaby.com

If to Company:	Pish Posh Baby LLC
Attention: Dov Kurlander
Email: dov@pishposhbaby.com

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17.           Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18.           Governing Law. This is a New Jersey contract and shall be construed under and be governed in all respects by the laws of New Jersey for contracts to be performed in that State and without giving effect to the conflict of laws principles of New Jersey or any other State.

19.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Pish Posh Baby LLC

By:
Name:	Dov Kurlander
Title:	CEO

Chaim Birnbaum

/s/ Chaim Birnbaum

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